Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-219173, No. 333-168334, and No. 333-91178 on Form S-8 of Park National Corporation of our report dated June 24, 2026, appearing in this Annual Report on Form 11-K of Park National Corporation Employees Stock Ownership Plan for the year ended December 31, 2025.

/s/ Crowe LLP
Crowe LLP

Oakbrook Terrace, Illinois
June 24, 2026